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                                    Exhibit 5



                Opinion of Mesirov Gelman Jaffe Cramer & Jamieson




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                     Mesirov Gelman Jaffe Cramer & Jamieson

(215) 994-1000

                                                              January 17, 1996


SECURITIES AND EXCHANGE COMMISSION
Judiciary Plaza
450 Fifth Street, N.W.
Washington, D.C. 20549

                   Re:EA Industries, Inc.
                      Registration Statement on Form S-3


Gentlemen:

     This firm is counsel to Electronic Associates, Inc. (the "Company"). In such capacity, we have assisted in the preparation of the Company's Registration Statement on Form S-3, "Registration Statement"), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, covering 3,614,052 shares of the Company's Common Stock ("Shares") to be sold by certain securityholders named in the Registration Statement (the "Selling Securityholders") and the 36,140.52 Preferred Stock Purchase Rights associated with such Shares. Of the 3,614,052 Shares, (i) 140,719 have been issued by the Company to certain of the Selling Securityholders (the "Outstanding Shares"),
(ii) 500,000 ("Warrant Shares") are issuable by the Company to certain of the Selling Securityholders upon exercise of certain warrants (the "Warrants"),
(iii) 440,000 ("Debenture Shares") are those into which certain 10% convertible subordinated debentures are convertible, and (iv) 2,533,333 ("Note Shares") are those into which certain 7% convertible notes (the "Notes") are convertible and which the Company may issue in lieu of payment of interest due on the Notes.

     In this connection, we have examined and considered the original or copies, certified or otherwise identified to our satisfaction, of the Company's Certificate of Incorporation, as amended, its By-laws, as amended, resolutions of its Board of Directors and shareholders, and such other documents and corporate records relating to the Company and the issuance and sale of the Shares, as we deemed appropriate for purposes of rendering this opinion.

     Based upon the foregoing, it is our opinion that:

          1. The Outstanding Shares are validly issued, fully paid and non-assessable; and

          2. The Warrant Shares, when issued in accordance with the terms of, and for the consideration set forth in, the Warrants, will be validly issued, fully paid and non-assessable.


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SECURITIES AND EXCHANGE COMMISSION
January 17, 1996
Page 2

          3. The Debenture Shares, when issued upon conversion of the Debentures in accordance with the terms of, and for the consideration set forth in, the Debentures, will be validly issued, fully paid and non-assessable.

          4. The Note Shares, when issued upon conversion of the Notes or the payment by the Company of interest due on the Notes in accordance with the terms of, and for the consideration set forth in, the Notes, will be validly issued, fully paid and non-assessable.

     We hereby expressly consent to the reference to our firm in the Registration Statement under the Prospectus caption "Legal Matters," to the inclusion of this opinion as an exhibit to the Registration Statement, and to the filing of this opinion with any other appropriate governmental agency.

                                         Very truly yours,

                                         MESIROV GELMAN JAFFE CRAMER & JAMIESON



1735 Market Street, Philadelphia, PA 19103